The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated March 11, 2020

PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-222672 and 333-222672-01

Dated March , 2020

JPMorgan Chase Financial Company LLC Allocation Securities

Linked to the best performing of the MSCI Emerging Markets Index, the S&P 500® Index and the EURO STOXX 50® Index due

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Allocation Securities, which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the best performing of the MSCI Emerging Markets Index, the S&P 500® Index and the EURO STOXX 50® Index (each, an “Underlying” and together, the “Underlyings”). The Maturity Date will be set on the Trade Date and is expected to be the second scheduled business day after the Final Valuation Date (expected to be between approximately 51 and approximately 60 months after the Trade Date). If the Underlying Return of any Underlying is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Underlying Return of the Underlying with the highest Underlying Return (the “Best Performing Underlying”). If the Underlying Return of at least one Underlying is zero and the Underlying Returns of the other Underlyings are zero or negative, JPMorgan Financial will repay your principal amount at maturity. However, if the Underlying Return of each Underlying is negative, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Best Performing Underlying (“the Best Performing Underlying Return”). In this case, you will have full downside exposure to the Best Performing Underlying from its Initial Value to its Final Value and could lose all of your principal amount. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Underlyings, and the Securities will not pay interest. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑  Growth Potential — At maturity, the Securities will provide unleveraged exposure to any positive performance of the Best Performing Underlying. If the Best Performing Underlying Return is negative, investors may be exposed to the negative Best Performing Underlying Return at maturity.

❑  Full Downside Market Exposure — If the Underlying Return of at least one Underlying is zero and the Underlying Returns of the other Underlyings are zero or negative, JPMorgan Financial will repay your principal amount at maturity. However, if the Underlying Return of each Underlying is negative, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the Best Performing Underlying’s decline from its Initial Value to its Final Value. You may lose some or all of your principal. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Key Dates
Trade Date[1]	March 27, 2020
Original Issue Date (Settlement Date)[1]	March 31, 2020
Final Valuation Date[2]	A specified date that will be between June 26, 2024 and March 27, 2025
Maturity Date[2]	A specified date that will be the second scheduled business day after the Final Valuation Date (i.e., between June 28, 2024 and March 31, 2025)
[1] Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
[2] Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE BEST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Allocation Securities linked to the best performing of the MSCI Emerging Markets Index, the S&P 500® Index and the EURO STOXX 50® Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Initial Value of each Underlying will be finalized on the Trade Date and provided in the pricing supplement.

Underlying	Initial Value	CUSIP	ISIN
MSCI Emerging Markets Index (Bloomberg ticker: MXEF)	•	48132J173	US48132J1732
S&P 500® Index (Bloomberg ticker: SPX)	•
EURO STOXX 50® Index (Bloomberg ticker: SX5E)	•

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 5, 2018, product supplement no. UBS-1-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the best performing of the MSCI Emerging Markets Index, the S&P 500® Index and the EURO STOXX 50® Index		$10.00	—	—		$10.00
1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment adviser and UBS will act as placement agent. The purchase price will be $10 per $10 principal amount Security and UBS will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Securities priced today and assuming a Final Valuation Date and Maturity Date equal to the later end of the range listed above, the estimated value of the Securities would be approximately $9.597 per $10 principal amount Security. The estimated value of the Securities, when the terms of the Securities are set, will be provided in the pricing supplement and will not be less than $9.35 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.	J.P.Morgan

 Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004522/dp87529_424b2-ubs1i.pdf

t	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

t	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, each of the MSCI Emerging Markets Index, the S&P 500® Index and the EURO STOXX 50® Index is an “Index.

 Investor Suitability

The Securities may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as a hypothetical investment in the Best Performing Underlying.

t	You believe the level of at least one Underlying will increase over the term of the Securities.

t	You would be willing to invest in the Securities if the Final Valuation Date and Maturity Date were as early as the earlier ends of the ranges indicated on the cover hereof or as late as the later ends of the ranges indicated on the cover hereof (the actual Final Valuation Date and Maturity Date will be finalized on the Trade Date and provided in the pricing supplement and will not be earlier than the earlier ends of the ranges indicated on the cover hereof or later than the later ends of the ranges indicated on the cover hereof).

t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

t	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlyings.

t	You are willing and able to hold the Securities to maturity.

t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t	You understand and accept the risks associated with the Underlyings.

t	You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t	You require an investment designed to provide a full return of principal at maturity.

t	You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that has the same downside market risk as a hypothetical investment in the Best Performing Underlying.

t	You believe the level of each Underlying will decline over the term of the Securities.

t	You would be unwilling to invest in the Securities if the Final Valuation Date and Maturity Date were as early as the earlier ends of the ranges indicated on the cover hereof or as late as the later ends of the ranges indicated on the cover hereof (the actual Final Valuation Date and Maturity Date will be finalized on the Trade Date and provided in the pricing supplement and will not be earlier than the earlier ends of the ranges indicated on the cover hereof or later than the later ends of the ranges indicated on the cover hereof).

t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

t	You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Underlyings.

t	You are unwilling or unable to hold the Securities to maturity, or seek an investment for which there will be an active secondary market.

t	You do not understand or accept the risks associated with the Underlyings.

t	You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Securities. For more information on the Underlyings, please see the sections titled “The MSCI Emerging Markets Index,” “The S&P 500® Index” and “The EURO STOXX 50® Index” below.

Indicative Terms
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Underlyings:	MSCI Emerging Markets Index S&P 500® Index EURO STOXX 50® Index
Term[1]:	Between approximately 51 and approximately 60 months. The actual term of the Securities will be set on the Trade Date and will not be earlier than the earlier end of the applicable range as specified on the cover of this pricing supplement or later than the later end of the applicable range as specified on the cover of this pricing supplement.
Payment at Maturity (per $10 principal amount Security):

JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Best Performing Underlying Return)

If the Underlying Return of each Underlying is negative, you will be exposed to the decline of the Best Performing Underlying and you will lose some or all of your principal amount in an amount proportionate to the negative Best Performing Underlying Return.

Underlying Return:	With respect to each Underlying: Final Value – Initial Value Initial Value
Best Performing Underlying:	The Underlying with the highest Underlying Return
Best Performing Underlying Return:	The highest of the Underlying Returns of the Underlyings
Initial Value:	With respect to each Underlying, the closing level of that Underlying on the Trade Date
Final Value:	With respect to each Underlying, the closing level of that Underlying on the Final Valuation Date
[1] See footnote 1 under “Key Dates” on the front cover

Investment Timeline
Trade Date	The Final Valuation Date, the Maturity Date and closing level of each Underlying (Initial Value) are determined.

Maturity Date

The Final Value of the Best Performing Underlying and the Best Performing Underlying Return are determined.

At maturity per $10 principal amount Security, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Best Performing Underlying Return)

If the Underlying Return of each Underlying is negative, you will be exposed to the decline of the Best Performing Underlying and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF THE BEST PERFORMING UNDERLYING. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

 What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Securities with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Withholding under legislation commonly referred to as “FATCA” may (if the Securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Security, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the Securities.

 Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in either or both of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. We will pay you the principal amount of your Securities in cash only if the Final Value of at least one Underlying has not declined below its Initial Value. If the Underlying Return of each Underlying is negative, you will be exposed to the full decline of the Best Performing Underlying and will lose some or all of your principal amount in an amount proportionate to the negative Best Performing Underlying Return. Accordingly, you could lose up to your entire principal amount at maturity.

t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Securities. If these affiliates do not make payments to us and we fail to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t	The Unleveraged Exposure to the Best Performing Underlying Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Best Performing Underlying is above its Initial Value. If you hold the Securities to maturity, you will receive unleveraged exposure to the performance of the Best Performing Underlying. The unleveraged exposure to the Best Performing Underlying applies only if you hold your Securities to maturity.

t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t	The Probability That the Final Value of Any Underlying Will Fall Below Its Initial Value on the Final Valuation Date Will Depend on the Volatility of That Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. Greater expected volatility with respect to an Underlying reflects a higher expectation as of the Trade Date that an Underlying could close below its Initial Value on the Final Valuation Date, potentially resulting in the loss of some or all of your investment. However, an Underlying’s volatility can change significantly over the term of the Securities. The level of an Underlying could fall sharply, which could result in a significant loss of principal.

t	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities will exceed the estimated value of the Securities because costs associated with structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).

t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

t	customary bid-ask spreads for similarly sized trades;

t	our internal secondary market funding rates for structured debt issuances;

t	the actual and expected volatility in the levels of the Underlyings;

t	the time to maturity of the Securities;

t	the dividend rates on the equity securities included in the Underlyings;

t	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;

t	interest and yield rates in the market generally;

t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the MSCI Emerging Markets Index and the EURO STOXX 50® Index trade and the correlation among those rates and the levels of the MSCI Emerging Markets Index and the EURO STOXX 50® Index; and

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

t	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Underlyings — Investing in the Securities is not equivalent to investing in the stocks included in the Underlyings. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Underlyings, such as voting rights, dividend payments or other distributions.

t	We Cannot Control Actions by the Sponsor of Any Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of any Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Underlying. The sponsor of each Underlying is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

t	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Underlyings — Your return on the Securities will not reflect the return you would realize if you actually owned the stock included in the Underlyings and received the dividends on the stocks included in the Underlyings. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the closing level of each Underlying on the Final Valuation Date, without taking into consideration the value of dividends on the stock included in that Underlying.

t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlyings and could affect the value of an Underlying, and therefore the market value of the Securities.

t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Financial Impact on the Level of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the level of that Underlying and, therefore, the market value of the Securities.

t	The Final Terms, Including the Final Valuation Date and the Maturity Date, and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, the Final Valuation Date and the Maturity Date will not be fixed until the Trade Date. The Final Valuation Date and the Maturity Date could be as early as the earlier ends of the ranges and as late as the later ends of the ranges set forth, as applicable, on the cover of this pricing supplement. In addition, the estimated value of the Securities will be finalized on the Trade Date and provided in the pricing supplement and may be as low as the minimum for the estimated value of the Securities set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Securities based on the full ranges for the Final Valuation Date and Maturity Date and the minimum for the estimated value of the Securities.

Risks Relating to the Underlyings

t	Non-U.S. Securities Risk with Respect to the MSCI Emerging Markets Index and the EURO STOXX 50® Index — The equity securities included in the MSCI Emerging Markets Index and the EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

t	Emerging Markets Risk with Respect to the MSCI Emerging Markets Index — The equity securities included in the MSCI Emerging Markets Index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

t	The Securities Are Subject to Currency Exchange Risk with Respect to the MSCI Emerging Markets Index — Because the prices of the equity securities included in the MSCI Emerging Markets Index are converted into U.S. dollars for purposes of calculating the level of the MSCI Emerging Markets Index, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the MSCI Emerging Markets Index trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities included in the MSCI Emerging Markets Index denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the level of the MSCI Emerging Markets Index will be adversely affected and any payment on the Securities may be reduced. Of particular importance to potential currency exchange risk are:

t	existing and expected rates of inflation;

t	existing and expected interest rate levels;

t	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;

t	political, civil or military unrest in the countries issuing those currencies and the United States; and

t	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

t	JPMorgan Chase & Co. Is Currently One of the Companies that Make Up the S&P 500® Index — JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the level of the S&P 500® Index and the Securities.

t	No Direct Exposure to Fluctuations in Foreign Exchange Rates with Respect to the EURO STOXX 50® Index — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment on the Securities.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 principal amount Security for a hypothetical range of Best Performing Underlying Returns from -100.00% to +100.00% on an offering of the Securities linked to three hypothetical Underlyings and assume a hypothetical Initial Value for the Best Performing Underlying of 100. The hypothetical Initial Value for the Best Performing Underlying of 100 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value for any Underlying. The actual Initial Value of each Underlying will be based on the closing level of that Underlying on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under the sections titled “The MSCI Emerging Markets Index,” “The S&P 500® Index” and “The EURO STOXX 50® Index” below. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Initial Values to be finalized on the Trade Date and provided in the pricing supplement and the Final Values on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Value of the Best Performing Underlying	Best Performing Underlying Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.00	100.00%	$20.00	100.00%
190.00	90.00%	$19.00	90.00%
180.00	80.00%	$18.00	80.00%
170.00	70.00%	$17.00	70.00%
160.00	60.00%	$16.00	60.00%
150.00	50.00%	$15.00	50.00%
140.00	40.00%	$14.00	40.00%
130.00	30.00%	$13.00	30.00%
120.00	20.00%	$12.00	20.00%
110.00	10.00%	$11.00	10.00%
105.00	5.00%	$10.50	5.00%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$10.00	-5.00%
90.00	-10.00%	$9.00	-10.00%
80.00	-20.00%	$8.00	-20.00%
70.00	-30.00%	$7.00	-30.00%
60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The level of the Best Performing Underlying increases by 10% from its Initial Value of 100 to a Final Value of 110. Because the Best Performing Underlying is 10%, at maturity, JPMorgan Financial will pay you your principal amount plus a return equal to 10.00%, resulting in a payment at maturity of $10.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Best Performing Underlying Return)
$10.00 + ($10.00 × 10.00%) = $11.00

Example 2 — The level of the Best Performing Underlying decreases by 60% from its Initial Value of 100 to a Final Value of 40. Because the Best Performing Underlying Return is -60%, at maturity, JPMorgan Financial will pay you a payment at maturity of $4.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Best Performing Underlying Return)
$10.00 + ($10.00 × -60%) = $4.00

If the Best Performing Underlying Return is negative, investors will be exposed to the negative Best Performing Underlying Return at maturity, resulting in a loss of principal that is proportionate to the Best Performing Underlying’s decline from its Initial Value to its Final Value. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing levels of each Underlying. This information given below is for the four calendar quarters in each of 2015, 2016, 2017, 2018 and 2019. Partial data is provided for the first calendar quarter of 2020. We obtained the closing levels information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical performance of any Underlying as an indication of future performance.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure the equity market performance of global emerging markets. For additional information about the MSCI Emerging Markets Index, see the information set forth under “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

Historical Information Regarding the MSCI Emerging Markets Index

The following table sets forth the quarterly high and low closing levels of the MSCI Emerging Markets Index, based on daily closing levels of the MSCI Emerging Markets Index as reported by Bloomberg, without independent verification. The closing level of the MSCI Emerging Markets Index on March 10, 2020 was 964.55. The actual Initial Value will be the closing level of the MSCI Emerging Markets Index on the Trade Date. We obtained the closing levels of the MSCI Emerging Markets Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the MSCI Emerging Markets Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2015	3/31/2015	993.82	934.73	974.57
4/1/2015	6/30/2015	1,067.01	959.42	972.25
7/1/2015	9/30/2015	971.91	771.77	792.05
10/1/2015	12/31/2015	868.56	771.22	794.14
1/1/2016	3/31/2016	836.80	688.52	836.80
4/1/2016	6/30/2016	853.69	781.84	834.10
7/1/2016	9/30/2016	927.29	819.19	903.46
10/1/2016	12/31/2016	918.68	838.96	862.27
1/1/2017	3/31/2017	973.08	861.88	958.37
4/1/2017	6/30/2017	1,019.11	952.92	1,010.80
7/1/2017	9/30/2017	1,112.92	1,002.48	1,081.72
10/1/2017	12/31/2017	1,158.45	1,082.97	1,158.45
1/1/2018	3/31/2018	1,273.07	1,142.85	1,170.88
4/1/2018	6/30/2018	1,184.13	1,046.71	1,069.52
7/1/2018	9/30/2018	1,092.36	1,003.33	1,047.91
10/1/2018	12/31/2018	1,046.40	934.80	965.78
1/1/2019	3/31/2019	1,070.95	949.57	1,058.13
4/1/2019	6/30/2019	1,096.39	984.81	1,054.86
7/1/2019	9/30/2019	1,064.63	960.81	1,001.00
10/1/2019	12/31/2019	1,118.61	989.20	1,114.66
1/1/2020	3/10/2020*	1,146.83	947.92	964.55
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2020 includes data for the period from January 1, 2020 through March 10, 2020. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2020.

The graph below illustrates the daily performance of the MSCI Emerging Markets Index from January 1, 2010 through March 10, 2020, based on information from Bloomberg, without independent verification.

Past performance of the MSCI Emerging Markets Index is not indicative of the future performance of the MSCI Emerging Markets Index.

The historical performance of the MSCI Emerging Markets Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the MSCI Emerging Markets Index on the Trade Date or the Final Valuation Date. There can be no assurance that the performance of the MSCI Emerging Markets Index will result in the return of any of your principal amount.

The S&P 500® Index

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information Regarding the S&P 500® Index

The following table sets forth the quarterly high and low closing levels of the S&P 500® Index, based on daily closing levels of the S&P 500® Index as reported by Bloomberg, without independent verification. The closing level of the S&P 500® Index on March 10, 2020 was 2,882.23. The actual Initial Value will be the closing level of the S&P 500® Index on the Trade Date. We obtained the closing levels of the S&P 500® Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/1/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/30/2016	2,190.15	2,088.55	2,168.27
10/1/2016	12/31/2016	2,271.72	2,085.18	2,238.83
1/1/2017	3/31/2017	2,395.96	2,257.83	2,362.72
4/1/2017	6/30/2017	2,453.46	2,328.95	2,423.41
7/1/2017	9/30/2017	2,519.36	2,409.75	2,519.36
10/1/2017	12/31/2017	2,690.16	2,529.12	2,673.61
1/1/2018	3/31/2018	2,872.87	2,581.00	2,640.87
4/1/2018	6/30/2018	2,786.85	2,581.88	2,718.37
7/1/2018	9/30/2018	2,930.75	2,713.22	2,913.98
10/1/2018	12/31/2018	2,925.51	2,351.10	2,506.85
1/1/2019	3/31/2019	2,854.88	2,447.89	2,834.40
4/1/2019	6/30/2019	2,954.18	2,744.45	2,941.76
7/1/2019	9/30/2019	3,025.86	2,840.60	2,976.74
10/1/2019	12/31/2019	3,240.02	2,887.61	3,230.78
1/1/2020	3/10/2020*	3,386.15	2,746.56	2,882.23
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2020 includes data for the period from January 1, 2020 through March 10, 2020. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2020.

The graph below illustrates the daily performance of the S&P 500® Index from January 2, 2010 through March 10, 2020, based on information from Bloomberg, without independent verification.

Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

The historical performance of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the S&P 500® Index on the Trade Date or the Final Valuation Date. There can be no assurance that the performance of the S&P 500® Index will result in the return of any of your principal amount.

The EURO STOXX 50® Index

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The Securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

Historical Information Regarding the EURO STOXX 50® Index

The following table sets forth the quarterly high and low closing levels of the EURO STOXX 50® Index, based on daily closing levels of the EURO STOXX 50® Index as reported by Bloomberg, without independent verification. The closing level of the EURO STOXX 50® Index on March 10, 2020 was 2,910.02. The actual Initial Value will be the closing level of the EURO STOXX 50® Index on the Trade Date. We obtained the closing levels of the EURO STOXX 50® Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/1/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/1/2016	12/31/2016	3,290.52	2,954.53	3,290.52
1/1/2017	3/31/2017	3,500.93	3,230.68	3,500.93
4/1/2017	6/30/2017	3,658.79	3,409.78	3,441.88
7/1/2017	9/30/2017	3,594.85	3,388.22	3,594.85
10/1/2017	12/31/2017	3,697.40	3,503.96	3,503.96
1/1/2018	3/31/2018	3,672.29	3,278.72	3,361.50
4/1/2018	6/30/2018	3,592.18	3,340.35	3,395.60
7/1/2018	9/30/2018	3,527.18	3,293.36	3,399.20
10/1/2018	12/31/2018	3,414.16	2,937.36	3,001.42
1/1/2019	3/31/2019	3,409.00	2,954.66	3,351.71
4/1/2019	6/30/2019	3,514.62	3,280.43	3,473.69
7/1/2019	9/30/2019	3,571.39	3,282.78	3,569.45
10/1/2019	12/31/2019	3,782.27	3,413.31	3,745.15
1/1/2020	3/10/2020*	3,865.18	2,910.02	2,910.02
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2020 includes data for the period from January 1, 2020 through March 10, 2020. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2020.

The graph below illustrates the daily performance of the EURO STOXX 50® Index from January 4, 2010 through March 10, 2020, based on information from Bloomberg, without independent verification.

Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

The historical performance of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the EURO STOXX 50® Index on the Trade Date or the Final Valuation Date. There can be no assurance that the performance of the EURO STOXX 50® Index will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

All sales of the Securities will be made to certain fee-based advisory accounts for which UBS is an investment adviser and UBS will act as placement agent. The purchase price will be $10 per $10 principal amount Security and UBS will forgo any selling commissions related to these sales.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.